                                                                           EX-11

                         THE STANDARD REGISTER COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
             (Dollars in thousands except for per share amounts)


                                                      1994                   1993                    1992
                                                      ----                   ----                    ----
Average shares outstanding                         28,681,045             28,734,394 (1)          28,709,291 (2)
                                                   ==========             ==========              ==========


Net income before cumulative
  effect of accounting changes                         43,876                 42,185                  39,372

Cumulative effect of
  accounting changes                                        -                      -                  13,362
                                                      -------                -------                 -------

Net income                                             43,876                 42,185                  26,010
                                                      =======                =======                 =======



Primary income per share:

  Net income before cumulative
    effect of accounting changes                        $1.53                  $1.47                   $1.37

  Cumulative effect of
    accounting changes                                      -                      -                     .47
                                                        -----                  -----                   -----

  Net income                                            $1.53                  $1.47                   $ .90
                                                        =====                  =====                   =====


(1) Includes 47,836 shares of common stock issued in 1994 under the Company's Stock Incentive Plan and repurchase of 111,655 shares during the year.

(2) Includes 50,749 shares of common stock issued in 1993 under the Company's Stock Incentive Plan and repurchase of 90,086 shares during the year.

(3) Includes 50,490 shares of common stock issued in 1992 under the Company's Stock Incentive Plan and repurchase of 12,570 shares during the year.



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